Exhibit 10.3

MANAGEMENT CONTINUITY AGREEMENT

               This Agreement (“Agreement”), dated as of December 12, 2006, is between Premier Community Bankshares, Inc., a Virginia corporation (the “Company”) and John A. Willingham (“Executive”) and provides as follows:

1.	Purpose

The Company recognizes that the possibility of a Change in Control exists, and the uncertainty and questions that it may raise among management may result in the departure or distraction of management personnel to the detriment of the Company and its shareholders. Accordingly, the purpose of this Agreement is to encourage the Executive to continue employment after a Change in Control by providing reasonable employment security to the Executive and to recognize the prior service of the Executive in the event of a termination of employment under certain circumstances after a Change in Control.

2.	Term of the Agreement

This Agreement is effective December 12, 2006, and will expire on December 31, 2008; provided that on December 31, 2007, and each December 31st thereafter (each such December 31st is referred to as the “Renewal Date”), this Agreement will be automatically extended for an additional calendar year so as to terminate two years from such Renewal Date. This Agreement will not, however, be extended if the Company gives written notice of such non-renewal to the Executive no later than September 30 before the Renewal Date (the original and any extended term of this Agreement is referred to as the “Change in Control Period”).

3.	Employment after a Change in Control

If a Change in Control of the Company (as defined in Section 11) occurs during the Change in Control Period and the Executive is employed by the Company on the date the Change in Control occurs (the “Change in Control Date”), the Company will continue to employ the Executive in accordance with the terms and conditions of this Agreement for the period beginning on the Change in Control Date and ending on the first anniversary of such date (the “Employment Period”). If a Change in Control occurs on account of a series of transactions, the Change in Control Date is the date of the last of such transactions.

4.	Terms of Employment

(a)         Position and Duties. During the Employment Period, (i) the Executive’s position, authority, duties and responsibilities will be at least commensurate in all material respects with his training and experience (ii) the Executive’s services will be performed at the location where the Executive was employed immediately preceding the Change in Control Date or any office that is less than 20 miles from such location.

(b)	Compensation.

(i)          Base Salary. During the Employment Period, the Executive will receive an annual base salary (the “Annual Base Salary”) at least equal to the highest base salary paid or payable to the Executive by the Company and its affiliated companies for the twelve-month period immediately preceding the Change of Control Date. During the Employment Period, the Annual Base Salary will be reviewed at least annually and will be increased at any time and from time to time as will be substantially consistent with increases in base salary generally awarded in the ordinary course of business to other peer executives of the Company and its affiliated companies. Any increase in the Annual Base Salary will not serve to limit or reduce any other obligation to the Executive under this Agreement. The Annual Base Salary will not be reduced after any such increase, and the term Annual Base Salary as used in this Agreement will refer to the Annual Base Salary as so increased. The term “affiliated companies” includes any company controlled by, controlling or under common control with the Company.

(ii)        Annual Bonus. In addition to the Annual Base Salary, the Executive will be awarded for each calendar year ending during the Employment Period an annual bonus (the “Annual Bonus”) in cash at least equal to the highest annual bonus paid or payable, including by reason of any deferral, for the two calendar years immediately preceding the calendar year in which the Change in Control Date occurs. Each such Annual Bonus will be paid no later than two and one-half months of the calendar year next following the calendar year for which the Annual Bonus is awarded.

(iii)       Incentive, Savings and Retirement Plans. During the Employment Period, the Executive will be entitled to participate in all incentive (including stock incentive), savings and retirement, insurance plans, policies and programs applicable generally to other peer executives of the Company and its affiliated companies, but in no event will such plans, policies and programs provide the Executive with incentive opportunities, savings opportunities and retirement benefit opportunities, in each case, less favorable, in the aggregate, than those provided by the Company and its affiliated companies for the Executive under such plans, policies and programs as in effect at any time during the six months immediately preceding the Change in Control Date.

(iv)        Welfare Benefit Plans, During the Employment Period, the Executive and/or the Executive’s family, as the case may be, will be eligible for participation in and will receive all benefits under welfare benefit plans, policies and programs provided by the Company and its affiliated companies to the extent applicable generally to other peer executives of the Company and its affiliated companies.

(v)          Fringe Benefits. During the Employment Period, the Executive will be entitled to fringe benefits in accordance with the most favorable plans, policies and programs of the Company and its affiliated companies in effect for the Executive at any time during the six months immediately preceding the Change in Control Date or, if more favorable to the Executive, as in effect generally from time to time after the Change in Control Date with respect to other peer executives of the Company and its affiliated companies.

(vi)         Vacation. During the Employment Period, the Executive will be entitled to paid vacation in accordance with the most favorable plans, policies and programs of the Company and its affiliated companies in effect for the Executive at any time during the six months immediately preceding the Change in Control Date or, if more favorable to the Executive, as in effect generally from time to time after the Change in Control Date with respect to other peer executives of the Company and its affiliated companies.

5.	Termination of Employment Following Change in Control

(a)          Death or Disability. The Executive’s employment will terminate automatically upon the Executive’s death during the Employment Period. If the Company determines in good faith that the Disability of the Executive has occurred during the Employment Period, it may terminate the Executive’s employment. For purposes of this Agreement, “Disability” means the Executive’s inability to perform his duties with the Company on a full time basis for 180 consecutive days or a total of at least 240 days in any twelve month period as a result of the Executive’s incapacity due to physical or mental illness (as determined by an independent physician selected by the Board).

(b)          Cause. The Company may terminate the Executive’s employment during the Employment Period for Cause. For purposes of this Agreement, “Cause” means (i) gross incompetence, gross negligence, willful misconduct in office or breach of a material fiduciary duty owed to the Company or any affiliated company; (ii) conviction of a felony or a crime of moral turpitude (or a plea of nolo contendere thereto) or commission of an act of embezzlement or fraud against the Company or any affiliated company; (iii) any material breach by the Executive of a material term of this Agreement, including, without limitation, material failure to perform a substantial portion of his duties and responsibilities hereunder; or (iv) deliberate dishonesty of the Executive with respect to the Company or any affiliated company.

(c)          Good Reason. The Executive’s employment may be terminated during the Employment Period by the Executive for Good Reason. For purposes of this Agreement, “Good Reason” means:

(i)           a material adverse change in the Executive’s overall working environment;

(ii)          a failure by the Company to comply with any of the provisions of Section 4(b);

(iii)        the Company’s requiring the Executive to be based at any office or location other than that described in Section 4(a)(ii);

(iv)         the failure by the Company to comply with and satisfy Section 7(b);

(v)          the Executive is directed by the Board of Directors or an officer of the Company or any affiliated company to engage in conduct that is unethical, illegal or contrary to the Company’s good business practices; or

(vi)         the Company fails to honor any term or provision of this Agreement.

Any good faith determination of Good Reason made by the Executive shall be conclusive; provided, however, that if the Company cures same within 30 days following a Notice of Termination from the Executive, there shall be no termination of Good Reason by the Executive.

(d)          Notice of Termination. Any termination during the Employment Period by the Company or by the Executive for Good Reason shall be communicated by written Notice of Termination to the other party hereto. For purposes of this Agreement, a “Notice of Termination” shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon.

(e)          Date of Termination. “Date of Termination” means (i) if the Executive’s employment is terminated by the Company for Cause, or by the Executive for Good Reason, the date of receipt of the Notice of Termination or any later date specified therein, as the case may be, (ii) if the Executive’s employment is terminated by the Company other than for Cause or Disability, the date specified in the Notice of Termination (which shall not be less than 30 nor more than 60 days from the date such Notice of Termination is given), and (iii) if the Executive’s employment is terminated for Disability, 30 days after Notice of Termination is given, provided that the Executive shall not have returned to the full-time performance of his duties during such 30-day period.

6.	Compensation Upon Termination

(a)          Termination Without Cause or for Good Reason. The Executive will be entitled to the following benefits if, during the Employment Period, the Company terminates his employment without Cause or the Executive terminates his employment with the Company or any affiliated company for Good Reason.

(i)           Accrued Obligations. The Accrued Obligations are the sum of; (1) the Executive’s Annual Base Salary through the Date of Termination at the rate in effect just prior to the time a Notice of Termination is given; (2) the amount, if any, of any incentive or bonus compensation theretofore earned which has not yet been paid; (3) the product of the Annual Bonus paid or payable to the extent earned for such year, including by reason of deferral for the most recently completed year and a fraction, the numerator of which is the number of days in the current year through the Date of Termination and the denominator of which is 365; and (4) any benefits or awards (including both the cash and stock components) which pursuant to the terms of any plans, policies or programs have been earned or become payable, but which have not yet been paid to the Executive (but not including amounts that previously had been deferred at the Executive’s request, which amounts will be paid in accordance with the Executive’s existing directions). The Accrued Obligations will be paid to the Executive in a lump sum cash payment ten days after the Date of Termination;

(ii)          Salary Continuance Benefit. The Salary Continuance Benefit is an amount equal to one times the Executive’s Final Compensation. For purposes of this Agreement, “Final Compensation” means the Annual Base Salary in effect at the Date of Termination, and any amount contributed by the Executive during the most recently completed year pursuant to a salary reduction agreement or any other program that provides for pre-tax salary reductions or compensation deferrals. The Salary Continuance Benefit will be paid to the Executive in a lump sum cash payment on the 45th day following the Date of Termination or such later date described in subsection (f) below;

(iii)         Welfare Continuance Benefit. For 12 months following the Date of Termination, the Executive and his dependents will continue to be covered under all health and dental plans, disability plans, life insurance plans and all other welfare benefit plans (as defined in Section 3(l) of ERISA) (“Welfare Plans”) in which the Executive or his dependents were participating immediately prior to the Date of Termination (the “Welfare Continuance Benefit”). The Company will pay all or a portion of the cost of the Welfare Continuance Benefit for the Executive and his dependents under the Welfare Plans on the same basis as applicable, from time to time, to active employees covered under the Welfare Plans and the Executive will pay any additional costs. If participation in any one or more of the Welfare Plans included in the Welfare Continuance Benefit is not possible under the terms of the Welfare Plan or any provision of law would create an adverse tax effect for the Executive or the Company due to such participation, the Company will provide substantially identical benefits directly or through an individual insurance arrangement to the extent Executive and his dependents are insurable. The Welfare Continuance Benefit as to any Welfare Plan will cease if and when the Executive has obtained coverage under one or more welfare benefit plans of a subsequent employer that provides for equal or greater benefits to the Executive and his dependents with respect to the specific type of benefit. If permitted by the terms of the applicable insurance arrangement, the Executive or his dependents will become eligible for COBRA continuation coverage as of the date the Welfare Continuance Benefit ceases for all health and dental benefits.

(b)          Death. If the Executive dies during the Employment Period, this Agreement will terminate without any further obligation on the part of the Company under this Agreement, other than for (i) payment of the Accrued Obligations and three months of the Executive’s Base Salary (which shall be paid to the Executive’s beneficiary designated in writing or his estate, as applicable, in a lump sum cash payment 30 days after the date of death); (ii) the timely payment or provision of the Welfare Continuance Benefit to the Executive’s spouse and other dependents covered under the Welfare Plan on the date of Executive’s Death for the period required by COBRA, with the Company portion being paid for the remainder of the coverage period described in (a)(iii) above; and (iii) the timely payment of all death and retirement benefits pursuant to the terms of any plan, policy or arrangement of the Company and its affiliated companies.

(c)          Disability. If the Executive’s employment is terminated because of the Executive’s Disability during the Employment Period, this Agreement will terminate without any further obligation on the part of the Company under this Agreement, other than for (i) payment of the Accrued Obligations and three months of the Executive’s Base Salary (which shall be paid to the Executive in a lump sum cash payment 30 days after the Date of Termination); and (ii) the timely payment of all disability and retirement benefits pursuant to the terms of any plan, policy or arrangement of the Company and its affiliated companies.

(d)          Cause; Other than for Good Reason. If the Executive’s employment is terminated for Cause during the Employment Period, this Agreement will terminate without further obligation to the Executive other than the payment to the Executive of the Annual Base Salary through the Date of Termination, plus the amount of any compensation previously deferred by the Executive. If the Executive terminates employment during the Employment Period, excluding a termination for Good Reason, this Agreement will terminate without further obligation to the Executive other than for the Accrued Obligations (which will be paid in a lump sum in cash 30 days after the Date of Termination) and any other benefits to which the Executive may be entitled pursuant to the terms of any plan, program or arrangement of the Company and its affiliated companies.

(e)          Limitation of Benefits. It is the intention of the parties that no payment be made or benefit provided to Executive pursuant to this Agreement that would constitute an “excess parachute payment” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended, (the “Code”) and any regulations thereunder, thereby resulting in a loss of an income tax deduction by the Company or the imposition of an Excise Tax on the Executive under Section 4999 of the Code. If the independent accountants serving as auditors for the Company on the date of a Change in Control determine that some or all of the payments or benefits scheduled under this Agreement, as well as any other payments or benefits on a Change in Control, would be non-deductible by the Company under Section 280G of the Code, then the payments scheduled under this Agreement will be reduced to $1.00 less than the maximum amount which may be paid without causing such payment or benefit to be non-deductible. The determination made as to the reduction of benefits or payments required hereunder by the independent accountants shall be binding on the parties. The Executive shall have the right to designate within a reasonable period, which payments or benefits will be reduced; provided, however, that if no direction is received from the Executive, the Company shall implement the reductions in its discretion.

(f)           Compliance with Code Section 409A. Any payment or benefit which is provided pursuant to or in connection with this Agreement and which is considered nonqualified deferred compensation subject to Code Section 409A, shall be paid and provided in a manner that complies with the applicable requirements of Code Section 409A. In order to effecting compliance with Code Section 409A, the following shall apply:

(i)          Notwithstanding any other provision of this Agreement, the Company may amend this Agreement to delay the payment of any monies and/or provision of any benefits in such manner as may be determined by it to be necessary or appropriate to comply with Code Section 409A (including any transition or grandfather rules thereunder).

(ii)          Neither the Executive nor the Company shall take any action to accelerate or delay the payment of any monies and/or provision of any benefits in any manner which would not be in compliance with Code Section 409A (including any transition or grandfather rules thereunder).

(iii)       If the Executive is a “specified employee” as described in Code Section 409A(a)(2)(B)(i) and any payment or provision of any benefit hereunder is subject to Section 409A, any payment made on account of a separation from service shall not be made until six months after the Executive’s separation from service (the “409A Deferral Period”). In the event such payments are otherwise due to be made in installments or periodically during the 409A Deferral Period, the payments which would otherwise have been made in the 409A Deferral Period shall be accumulated and paid in a lump sum as soon as the 409A Deferral Period ends, and the balance of the payments shall be made as otherwise scheduled.

7.	Binding Agreement; Successors

(a)          This Agreement will be binding upon and inure to the benefit of the Executive (and his personal representative), the Company and any successor organization or organizations which shall succeed to substantially all of the business and property of the Company, whether by means of merger, consolidation, acquisition of all or substantially of all of the assets of the Company or otherwise, including by operation of law.

(b)          The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.

(c)          For purposes of this Agreement, the term “Company” includes any subsidiaries of the Company and any corporation or other entity which is the surviving or continuing entity in respect of any merger, consolidation or form of business combination in which the Company ceases to exist; provided, however, that for purposes of determining whether a Change in Control has occurred herein, the term “Company” refers to Premier Community Bankshares, Inc. and its successors.

8.	Fees and Expenses; Mitigation

(a)        The Company will pay or reimburse the Executive, on a current basis, for all costs and expenses, including without limitation court costs and reasonable attorneys’ fees, incurred by the Executive (i) in contesting or disputing any termination of the Executive’s employment or (ii) in seeking to obtain or enforce any right or benefit provided by this Agreement, in each case in the event the Executive’s claim is upheld by a court of competent jurisdiction.

(b)          The Executive shall not be required to mitigate the amount of any payment the Company becomes obligated to make to the Executive in connection with this Agreement, by seeking other employment or otherwise. Except as specifically provided above with respect to the Welfare Continuance Benefit, the amount of any payment provided for in Section 6 shall not be reduced, offset or subject to recovery by the Company by reason of any compensation earned by the Executive as the result of employment by another employer after the Date of Termination, or otherwise.

9.	No Employment Contract

Nothing in this Agreement will be construed as creating an employment contract between the Executive and the Company prior to Change in Control.

10.	Notice

Any notices and other Communications provided for by this Agreement will be sufficient if in writing and delivered in person or sent by registered or certified mail, postage prepaid (in which case notice will be deemed to have been given on the third day after mailing), or by overnight deliver), by a reliable overnight courier service (in which case notice will be deemed to have been given on the day after delivery to such courier service). Notices to the Company shall be directed to the Secretary of the Company, with a copy directed to the Chairman of the Board of the Company. Notices to the Executive shall be directed to his last known address.

11.	Definition of a Change in Control

For purposes of this Agreement, a Change in Control occurs if, after the date of this Agreement, (i) any person, including a "group" as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, becomes the owner or beneficial owner of Company securities having 50% or more of the combined voting power of the then outstanding Company securities that may be cast for the election of the Company's directors other than a result of an issuance of securities initiated by the Company, or open market purchases approved by the Board of Directors, as long as the majority of the Board of Directors approving the purchases is a majority at the time the purchases are made; or (ii) as the direct or indirect result of, or in connection with, a tender or exchange offer, a merger or other business combination, a sale of assets, a contested election of directors, or any combination of these events, the persons who were directors of the Company before such events cease to constitute a majority of the Company's Board, or any successor's board, within two years of the last of such transactions. For purposes of this Agreement, a Change of Control occurs on the date on which an event described in (i) or (ii) occurs. If a Change of Control occurs on account of a series of transactions or events, the Change of Control occurs on the date of the last of such transactions or events.

12.	Confidentiality

The Executive will hold in a fiduciary capacity for the benefit of the Company all secret or confidential information, knowledge or data relating to the Company or any of its affiliated companies and their respective businesses, which was obtained by the Executive during the Executive’s employment by the Company or any of its affiliated companies and which will not be or become public knowledge. After termination of the Executive’s employment with the Company, the Executive will not, without the prior written consent of the Company or except as may otherwise be required by law or legal process, communicate or divulge any such information, knowledge or data to anyone other than the Company and those designated by it. In no event shall an asserted violation of the provisions of this Section 12 constitute a basis for deferring or withholding any amounts otherwise payable to the Executive under this Agreement.

13.	Miscellaneous

No provision of this Agreement may be amended, modified, waived or discharged unless such amendment, modification, waiver or discharge is agreed to in a writing signed by the Executive and the Chairman of the Board or President of the Company. No waiver by either party hereto at any time of any breach by the other party hereto of, or of compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not expressly set forth in this Agreement.

14.	Governing Law

The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the Commonwealth of Virginia.

15.	Validity

The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

                IN WITNESS WHEREOF, this Agreement has been executed as a sealed instrument by Premier Community Bankshares, Inc. by its duly authorized officer, and by the Executive, as of the date first above written.

PREMIER COMMUNITY BANKSHARES, INC.

By:    /s/Donald L. Unger

EXECUTIVE:

   /s/ John A. Willingham